FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Second Fiscal Quarter of 2013 Distribution of $0.32 Per Share and Announces First Fiscal Quarter Ended December 31, 2012 Financial Results

CHICAGO, IL, February 7, 2013 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the first fiscal quarter ended December 31, 2012.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	December 31, 2012	September 30, 2012
Investment portfolio	$768,342	$672,910
Total assets	$839,003	$734,096
Net asset value per share	$14.66	$14.60

	Quarter Ended
	December 31, 2012	September 30, 2012
Investment income	$18,594	$16,219
Net investment income	$9,578	$7,791
Net (loss) gain on investments and derivative instruments	$(259)	$954
Net increase in net assets resulting from operations	$9,319	$8,745

Net investment income per share	$0.34	$0.30
Net (loss) gain on investments and derivative instruments per share	$(0.01)	$0.04
Net earnings per share	$0.33	$0.34

First Fiscal Quarter 2013 Highlights

•	Net investment income for the quarter ended December 31, 2012 was $9.6 million, or $0.34 per share, as compared to $7.8 million, or $0.30 per share, for the quarter ended September 30, 2012;
•	Net (loss) gain on investments and derivative instruments for the quarter ended December 31, 2012 was $(0.3) million, or $(0.01) per share, as compared to $1.0 million, or $0.04 per share, for the quarter ended September 30, 2012;
•	Net increase in net assets resulting from operations for the quarter ended December 31, 2012 was $9.3 million, or $0.33 per share, as compared to $8.7 million, or $0.34 per share, for the quarter ended September 30, 2012; and
•	Our board of directors declared a quarterly distribution on February 5, 2013 of $0.32 per share, payable on March 28, 2013 to stockholders of record as of March 14, 2013.

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Portfolio and Investment Activities

At December 31, 2012, the Company had investments in 129 portfolio companies with a total fair value of $768.3 million. The investments in these portfolio companies consisted of $248.9 million of senior secured loans, $363.6 million of one stop loans, $81.4 million of second lien loans, $49.6 million of subordinated debt and $24.8 million of equity investments. This compares to the Company’s portfolio as of September 30, 2012, at which the Company had investments in 121 portfolio companies with a total fair value of $672.9 million. The investments in these portfolio companies consisted of $274.0 million of senior secured loans, $265.7 million of one stop loans, $44.4 million of second lien loans, $67.4 million of subordinated debt and $21.4 million of equity investments.

For the quarter ended December 31, 2012, the Company originated $262.2 million in new middle-market investment commitments. Approximately 22.2% of the new middle-market investment commitments were senior secured loans, 61.4% were one stop loans, 15.0% were second lien loans and 1.4% were equity securities. Sales and repayments on investments for the same period totaled $145.6 million.

For the quarter ended December 31, 2012, the weighted average annualized investment income yield (which includes interest income and amortization of fees and discounts) and the weighted average annualized interest income yield (which excludes income resulting from amortization of fees and discounts) on the fair value of earning investments in the Company’s portfolio was 11.2% and 9.7%, respectively.

Consolidated Results of Operations

Total investment income for the three months ended December 31, 2012 and September 30, 2012 was $18.6 million and $16.2 million, respectively. This $2.4 million increase was primarily attributable to higher average invested assets and higher fees and amortization income from prepayments during the three months ended December 31, 2012.

Total expenses for the three months ended December 31, 2012 and September 30, 2012 were $9.0 million and $8.4 million, respectively. This $0.6 million increase was primarily due to increased incentive fees due to higher net investment income and increased management fees due to higher average assets.

During the three months ended December 31, 2012, the Company had total asset sales of $14.0 million for a gain of $0.1 million. During the three months ended December 31, 2012, the Company recorded net unrealized depreciation on investments of $(0.4) million. The unrealized depreciation for the three months ended December 31, 2012 primarily resulted from the accretion of discounts and negative credit related adjustments which caused a reduction in fair value.

Liquidity and Capital Resources

On December 5, 2012, our wholly owned subsidiary, GC SBIC V, L.P., received approval for a license from the Small Business Administration (“SBA”) to operate as a small business investment company (“SBIC”). This is the second SBIC license granted to the Company through its SBIC subsidiaries. This second SBIC license should provide the Company with an additional source of attractive long-term debt capital.

On January 4, 2013, GC SBIC V, L.P. received a $37.5 million debenture capital commitment from the SBA. The commitment may be drawn upon subject to customary regulatory requirements including, but not limited to, an examination by the SBA.

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The Company’s liquidity and capital resources are derived from the Company’s debt securitization, SBA debentures, revolving credit facility and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitization, SBA debentures, revolving credit facility, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of December 31, 2012, the Company had cash and cash equivalents of $21.4 million, restricted cash of $39.2 million and $400.5 million of total debt outstanding. As of December 31, 2012, the Company had $58.5 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions.

On October 16, 2012, we priced a public offering of 2,600,000 shares of our common stock at a public offering price of $15.58 per share, raising approximately $40.5 million in gross proceeds. On October 19, 2012, the transaction closed, the shares were issued, and proceeds, net of offering costs but before expenses, of $39.4 million were received. On November 14, 2012, we sold an additional 294,120 shares pursuant to the underwriters’ partial exercise of the over-allotment option and we received net proceeds, before expenses, of $4.4 million.

On January 15, 2013, we priced a public offering of 4,500,000 shares of our common stock at a public offering price of $15.87 per share, raising approximately $71.4 million in gross proceeds. On January 18, 2013, the transaction closed, the shares were issued, and proceeds, net of offering costs but before expenses, of $69.1 million were received. We have also granted the underwriters an option to purchase up to an additional 675,000 shares of common stock to cover over-allotments, if any.

On February 5, 2013, the Company’s board of directors declared a quarterly distribution of $0.32 per share payable on March 28, 2013 to holders of record as of March 14, 2013.  Effective February 5, 2013, we consented to the assignment by GC Service Company, LLC of the Administration Agreement to Golub Capital LLC, following which Golub Capital LLC serves as our administrator.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on the following categories:

Risk Ratings Definition
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

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The following table shows the distribution of the Company’s investments on the 1 to 5 investment performance rating scale at fair value as of December 31, 2012 and September 30, 2012:

	December 31, 2012		September 30, 2012
Investment	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$107,548	14.0%	$145,414	21.6%
4	612,624	79.7	468,182	69.6
3	43,924	5.7	55,149	8.2
2	2,047	0.3	340	0.1
1	2,199	0.3	3,825	0.5
Total	$768,342	100.0%	$672,910	100.0%

Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Thursday, February 7, 2013 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 736-4594 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2912. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Events and Presentations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 12.31.2012 Investor Presentation under Events and Presentations. An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on March 4, 2013. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21645056.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	December 31, 2012	September 30, 2012
Assets	(unaudited)
Investments, at fair value (cost of $765,626 and $669,841, respectively)	$768,342	$672,910
Cash and cash equivalents	21,420	13,891
Restricted cash and cash equivalents	39,226	37,036
Interest receivable	3,245	3,906
Deferred financing costs	6,373	5,898
Other assets	397	455
Total Assets	$839,003	$734,096

Liabilities
Debt	$400,450	$352,300
Interest payable	2,473	1,391
Management and incentive fees payable	4,782	4,203
Accounts payable and accrued expenses	1,452	1,073
Payable for investments purchased	10,456	—
Total Liabilities	419,613	358,967

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of December 31, 2012 and September 30, 2012	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 28,605,336 and 25,688,101 shares issued and outstanding as of December 31, 2012 and September 30, 2012,
respectively	29	26
Paid in capital in excess of par	419,648	375,563
Capital distributions in excess of net investment income	779	347
Net unrealized appreciation on investments and derivative instruments	5,384	5,737
Net realized loss on investments and derivative instruments	(6,450)	(6,544)
Total Net Assets	419,390	375,129
Total Liabilities and Total Net Assets	$839,003	$734,096

Number of common shares outstanding	28,605,336	25,688,101
Net asset value per common share	$14.66	$14.60

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	December 31, 2012	September 30, 2012
	(unaudited)
Investment income
Interest income	$18,327	$16,219
Dividend income	267	—

Total investment income	18,594	16,219

Expenses
Interest and other debt financing expenses	2,995	2,970
Base management fee	2,468	2,308
Incentive fee	2,394	1,967
Professional fees	493	545
Administrative service fee	548	507
General and administrative expenses	118	131

Total expenses	9,016	8,428

Net investment income	9,578	7,791

Net (loss) gain on investments
Net realized gain (loss) on investments	94	(464)
Net realized loss on derivative instruments	—	(122)
Net change in unrealized (depreciation) appreciation on investments	(353)	1,689
Net change in unrealized depreciation on derivative instruments	—	(149)

Net (loss) gain on investments	(259)	954

Net increase in net assets resulting from operations	$9,319	$8,745

Per Common Share Data
Basic and diluted earnings per common share	$0.33	$0.34
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	27,933,613	25,663,827

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. principally invests in senior secured, one stop, subordinated and second lien loans of middle-market companies that are, in most cases, sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

With over $7 billion of capital under management, Golub Capital is a leading provider of financing solutions for the middle market, including one stop financings (through the firm's proprietary GOLD and MEGA GOLD facilities), senior, second lien, and subordinated debt, preferred stock and co-investment equity. The firm underwrites and syndicates senior credit facilities up to $250 million. Golub Capital's hold sizes range up to $200 million per transaction.

Golub Capital has been a Top 3 Traditional Middle Market Bookrunner each year from 2008 through 2012 for senior secured loans of up to $100 million for leveraged buyouts (according to Thomson Reuters LPC and internal data; based on number of deals). In 2012, Golub Capital was awarded the ACG New York Champion's Award for "Senior Lender Firm of the Year." and “Lender Firm of the Year” by the M&A Advisor. Golub Capital is a national firm with principal offices in Chicago and New York. For more information, please visit the firm's website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

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